Exhibit No. 21

Subsidiaries of Reserve Industries Corporation as of November 30, 1998


            	Name                						    State of Incorporation

	Reserve Silica Corporation				                Washington
	Reserve Minerals Corporation			       	       Delaware
	Reserve Abrasives Ltd., Inc.				              New Mexico
	Reserve Rossborough Ventures Corporation		   	New Mexico
	Reserve Rossborough Corporation				           New Mexico
	Reserve Trisal, Inc.				                     	New Mexico
	L-Bar Products, Inc.					                     Washington


                                    							Country of Incorporation

	L-Bar Canada Inc.                         				Canada